Exhibit 99.1

      Jacuzzi Brands Announces Fiscal 2004 First Quarter Results

   WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Feb. 10, 2004--Jacuzzi
Brands, Inc. (NYSE: JJZ)

   Q1 FY 2004 vs. Q1 FY 2003 Highlights

   --  Net Sales Up 14.3% to $303.8 Million

   --  Operating Income Increases 7.7% to $19.7 Million

   --  Pre-Tax Income Rises 491% to $6.5 Million

   --  Income from Continuing Operations of $4.0 Million, or $0.05
        Per Diluted Share Which Includes a $1.6 Million After Tax or $0.02 Per Diluted Share Restructuring Charge

   Jacuzzi Brands, Inc. (NYSE: JJZ) today announced financial results for the first quarter ended December 31, 2003 (see attached tables).

   FIRST QUARTER CONSOLIDATED RESULTS

   Net sales for the first quarter of fiscal 2004 increased 14.3% to $303.8 million from $265.9 million in the same period last year. Bath Products sales rose 18.2%, or $32.7 million, and Plumbing Products sales were up 10.9%, or $6.6 million. These increases more than offset a decline in sales at Rexair of 5.4%, or $1.4 million. Net sales benefited from favorable fluctuations in currency exchange rates of $9.9 million. Excluding the exchange benefit, net sales were up 10.7% year-over-year.
   Operating income increased 7.7% to $19.7 million in the first quarter of fiscal 2004 from $18.3 million in the first quarter of fiscal 2003. Operating income for the first quarter of fiscal 2004 included $2.7 million, or $0.02 per diluted share, of previously announced restructuring charges versus no such charges in the fiscal 2003 first quarter. Excluding the $2.7 million restructuring charge, operating income increased 22.5% from prior year. The restructuring charges were comprised of:

   -- a $1.5 million charge related to the previously announced planned closure of the Salem, OH manufacturing plant. Over the next three quarters, the Company expects to incur approximately $5.3 million, or $0.04 per diluted share, in additional charges related to this planned closure, which is scheduled to be completed by the end of fiscal 2004.

   -- $0.9 million in severance related to the new shared services center in Dallas, TX; and

   -- $0.3 million in severance related to the relocation and consolidation of the Jacuzzi headquarters in Walnut Creek, CA to West Palm Beach, FL.

   In addition, each of the Company's three businesses reported increased operating income in the first quarter of fiscal 2004 versus the comparable prior year period.
   Interest expense of $13.0 million for the first quarter of fiscal 2004 was down $5.4 million from the fiscal 2003 first quarter. The lower interest expense reflects the reduction in debt resulting from our restructuring and refinancing in fiscal 2003. Net debt (notes payable and current and long term debt, less cash, cash equivalents and restricted cash collateral accounts) as of December 31, 2003 of $464.0 million was down $55.1 million from December 31, 2002.
   The Company recorded a provision for income taxes of $2.5 million in the first quarter of fiscal 2004 versus an income tax benefit of $13.2 million in the first quarter of fiscal 2003. Fiscal 2003 first quarter tax benefit included a $13.6 million benefit which was the result of an audit settlement with the IRS.
   Excluding the restructuring charges and the tax benefit, adjusted income from continuing operations and diluted earnings per share for the first quarter of fiscal 2004 and 2003 would have been as follows:


                                  Q1 2004                Q1 2003
                           --------------------- ---------------------
                                $          EPS       $           EPS
                           --------------------- ---------------------
                           (in millions)         (in millions)

Income from continuing
 operations                     $ 4.0    $ 0.05      $ 14.3    $ 0.19

Restructuring charges, net
 of tax                           1.6      0.02           -         -

Tax benefit                         -         -       (13.6)    (0.18)
                           ------------- ------- ------------- -------

Adjusted income from
 continuing operations          $ 5.6    $ 0.07      $  0.7    $ 0.01
                           ============= ======= ============= =======

   Net Income for the first quarter of fiscal 2004 was $3.4 million or $0.04 per diluted share compared to $13.5 million or $0.18 per diluted share in the same period of fiscal 2003. Results for the first quarter of fiscal 2004 also included a loss from discontinued operations of $0.6 million, or $0.01 per diluted share, versus a loss from discontinued operations of $0.8 million, or $0.01 per diluted share, in the same period last year.


SEGMENT RESULTS
---------------

Bath Products
-------------
                                                      3 Months Ended
                                                    ------------------
                                                    12/31/03  12/31/02
                                                    --------  --------
                                                       (in millions)
Sales                                               $ 211.9   $ 179.2
Operating Income (1)                                    6.0       2.3
Capital Expenditures                                    2.3       2.4
Depreciation & Amortization                             3.6       3.4

(1) Fiscal 2004 includes $2.4 million of restructuring charges

   Higher Bath Products sales reflected the impact of the rollout of the JACUZZI(R) whirlpool bath product line at the Lowe's Home Improvement Warehouse home centers, higher U.K bath sales, and increased sales of Sundance(R) and JACUZZI outdoor spas. Additionally, favorable currency exchange rates contributed $9.4 million to the total increase in Bath Products sales.
   Operating income improved as a result of higher sales, cost reductions related to completion of several sourcing initiatives and improved productivity, most notably in the new whirlpool bath manufacturing facility in Chino, CA, partially offset by the aforementioned $2.4 million in restructuring charges and $1.9 million in charges in connection with the bankruptcy of a distributor and staffing reductions in South America. Fluctuations in foreign currency exchange rates positively impacted operating income in the first quarter of fiscal 2004 by $1.1 million.


Plumbing Products
-----------------
                                                      3 Months Ended
                                                    ------------------
                                                    12/31/03  12/31/02
                                                    --------  --------
                                                       (in millions)
Sales                                               $  67.2   $  60.6
Operating Income                                       12.2      11.3
Capital Expenditures                                    0.7       0.1
Depreciation & Amortization                             1.3       1.4

   The Plumbing Products business reported higher sales despite continued softness in the U.S. commercial and institutional markets. Higher sales were due primarily to increased market share, particularly in the commercial brass and WILKINS(TM) product lines. The Company believes that it is realizing the benefits of programs designed to increase market share and a growing reputation for dependable, same-day delivery.
   Increased operating income resulted from higher sales, partially offset by small increases in overhead related to employee benefits and fortifying this segment's marketing infrastructure.


Rexair, Inc.
------------
                                                      3 Months Ended
                                                    ------------------
                                                    12/31/03  12/31/02
                                                    --------  --------
                                                       (in millions)
Sales                                               $  24.7   $  26.1
Operating Income                                        6.0       5.8
Capital Expenditures                                    0.7       0.4
Depreciation & Amortization                             0.7       1.0

   Rexair's sales were lower primarily due to a decline in domestic sales. During the first quarter of fiscal 2004, distributors adjusted their inventories in anticipation of the new e2(TM) RAINBOW(R) vacuum cleaner system. The rollout is expected to be completed in the second quarter of fiscal 2004. Sales are expected to return to normal levels in the second quarter of fiscal 2004 as a result of the rollout.
   Higher operating income resulted from improved overhead absorption and a reduction in legal expenses, partially offset by the impact of lower sales. Operating income in the fiscal 2003 first quarter reflects $0.7 million in additional overhead absorption costs related to an inventory reduction program.

   CORPORATE EXPENSES

   Corporate expenses for the first quarter of 2004 increased to $4.5 million from $1.1 million in the same period last year. Corporate expenses in the first quarter of 2003 were positively impacted by a change in estimate of $0.8 million associated with our executive incentive programs. The increase in corporate expense includes an increase in consulting fees, a reduction in pension income due to a lower discount rate, costs associated with Sarbanes-Oxley compliance, as well as reflecting the new operating company organization.

   COMMENT AND OUTLOOK

   David H. Clarke, Chairman and Chief Executive Officer of Jacuzzi Brands, Inc., stated, "The first quarter of our fiscal 2004 reflects the long-term operating benefits that are beginning to be seen from our restructuring and reorganization efforts. Our primary focus continues to be to increase revenue and market share, expand margins, de-lever the balance sheet and improve our bottom line results."
   Mr. Clarke concluded, "Excluding restructuring charges, we remain comfortable with achieving our previous guidance of $0.50 per share earnings for fiscal 2004."

   CONFERENCE CALL

   The Company will host a conference call on February 10, 2004 at 11:00 am (Eastern Time) to review the operating results. The dial-in number is (630) 395-0023. The pass code to participate is "9654130" and the leader's name is David Clarke. A replay of the call will be available through March 9, 2004 by calling (402) 220-3015. The call will be webcast by CCBN. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com and institutional investors can access the call via CCBN's password protected event management site, Street Events at www.streetevents.com, through March 9, 2004.

   ABOUT JACUZZI BRANDS, INC.

   Jacuzzi Brands, Inc. is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. We also manufacture premium vacuum cleaner systems. Our products are marketed under our portfolio of brand names, including JACUZZI(R), SUNDANCE(R), ELJER(R), ZURN(R), SANITAN(R), ASTRACAST(R) and RAINBOW(R). Learn more at www.jacuzzibrands.com.

   This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's current expectations with respect to future market conditions, future operating results and other plans. Words such as "expects," "intends," "anticipates," "plans," "projects," "probably," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, and changes in raw material and component costs, could cause our actual results in fiscal 2004 and in future years to differ materially from those expressed in this press release.
   Jacuzzi Brands, Inc. prepares its financial statements in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted income from continuing operations is a non-GAAP financial measure, which excludes certain charges and gains. Items excluded from income from continuing operations to arrive at adjusted income from continuing operations include, but are not limited to, asset impairments, restructuring, severance, refinancing, tax benefits and other charges, net of tax. Adjusted income from continuing operations and related per share information are key measures used by management to evaluate its operations. Management does not consider the items excluded to be normal operating costs/gains and therefore, excludes them from the evaluation of the Company's operating performance. Adjusted income from continuing operations should not be considered a measure of financial performance in isolation or as an alternative to income (loss) from continuing operations or net income (loss) as determined in the Statements of Income in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies. Items excluded from income from continuing operations are significant components in understanding and assessing financial performance.


                         Jacuzzi Brands, Inc.
              Condensed Consolidated Statements of Income
                 (in millions, except per share data)
                              (unaudited)

                                                  Three Months Ended
                                                      December 31,
                                                ----------------------
                                                  2003       2002
                                                -------- -------------
                                                         (Restated)(1)

Net sales                                       $ 303.8     $ 265.9
Operating costs and expenses:
 Cost of products sold                            211.7       184.9
 Selling, general and administrative expenses      69.7        62.7
 Restructuring charges                              2.7           -
                                                -------- -------------

Operating income                                   19.7        18.3

Interest expense                                  (13.0)      (18.4)
Interest income                                     0.5         0.6
Other (expense) income, net                        (0.7)        0.6
                                                -------- -------------

Income before income taxes                          6.5         1.1

(Provision for) benefit from income taxes          (2.5)       13.2
                                                -------- -------------

 Income from continuing operations                  4.0        14.3
                                                -------- -------------

Discontinued operations:
 Loss from operations (net of tax benefit of
  $0.2 and $0.5 for 2003 and 2002 respectively)    (0.6)       (0.8)
                                                -------- -------------

       Net income                               $   3.4     $  13.5
                                                ======== =============

Basic income per share:
 Continuing operations                          $  0.05     $  0.19
 Discontinued operations                          (0.01)      (0.01)
                                                -------- -------------
                                                $  0.04     $  0.18
                                                ======== =============

Diluted income per share:
 Continuing operations                          $  0.05     $  0.19
 Discontinued operations                          (0.01)      (0.01)
                                                -------- -------------
                                                   0.04        0.18
                                                ======== =============

(1) Net income for the first quarter ended December 31, 2002 was restated from $13.7 million to $13.5 million to reflect a previously announced change in accounting for the August 2001 re-acquisition of Rexair, Inc. and related amortization expenses. Details regarding this matter can be found in the Company's recent filings with the Securities and Exchange Commission.


                         Jacuzzi Brands, Inc.
                 Condensed Consolidated Balance Sheets
                             (in millions)

                                                  December   September
                                                     31,        30,
                                                    2003       2003
                                                 ---------- ----------
                                                (unaudited)
       ASSETS

Current assets:
 Cash and cash equivalents                       $    29.6  $    31.2
 Trade receivables, net                              198.4      229.6
 Inventories                                         179.4      165.0
 Deferred income taxes                                15.5       15.5
 Assets held for sale                                  3.0       16.8
 Other current assets                                 30.1       30.1
                                                 ---------- ----------

       Total current assets                          456.0      488.2

Property, plant and equipment, net                   129.7      129.7
Pension assets                                       150.3      148.3
Insurance for asbestos claims                        160.0      160.0
Goodwill                                             287.5      283.1
Other intangibles, net                                60.5       60.8
Other non-current assets                              53.0       66.7
                                                 ---------- ----------
TOTAL ASSETS                                     $ 1,297.0  $ 1,336.8
                                                 ========== ==========

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Notes payable                                   $    21.1  $    23.5
 Current maturities of long-term debt                 21.1       25.2
 Trade accounts payable                               87.6      102.3
 Income taxes payable                                  8.7       10.8
 Liabilities associated with assets held for sale        -        8.7
 Accrued expenses and other current liabilities      127.4      136.2
                                                 ---------- ----------

       Total current liabilities                     265.9      306.7

Long-term debt                                       451.4      451.4
Deferred income taxes                                 20.8       26.2
Asbestos claims                                      160.0      160.0
Other liabilities                                    132.0      136.8
                                                 ---------- ----------

       Total liabilities                           1,030.1    1,081.1
Commitments and contingencies
Stockholders' equity                                 266.9      255.7
                                                 ---------- ----------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY         $ 1,297.0  $ 1,336.8
                                                 ========== ==========

    CONTACT: Jacuzzi Brands, Inc.
             Diana Burton, VP - Investor Relations, 561-514-3850
              or
             Investor Relations Firm:
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608